NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	November 3, 2010

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS THIRD QUARTER RESULTS
Earnings Of $ 0.08 Per Diluted Share
Earnings Of $2.09 Per Diluted Share Through September

MAUMEE, OHIO, November 3, 2010—The Andersons, Inc. (Nasdaq: ANDE) today announced third quarter net income attributable to the company of $1.4 million, or $0.08 per diluted share, on revenues of $707 million. In the third quarter of 2009, the company reported similar results of $1.3 million, or $0.07 per diluted share, on revenues of $601 million. For the first nine months of 2010, the company earned $38.8 million, or $2.09 per diluted share, on revenues of $2.2 billion. In the same period of 2009, The Andersons reported results of $22.1 million, or $1.20 per diluted share, on $2.1 billion of revenues.

The Grain & Ethanol Group’s operating income of $2.5 million in the third quarter was below its year earlier result of $8.9 million. The grain business benefited from increased gross profit on grain sales due to the early harvest; however, this was more than offset by a significant decrease in space income, due to basis losses. The ethanol LLC’s had a modest loss this quarter primarily because the company had previously, based on its view of the ethanol market at the time, contracted for ethanol sales at minimal margins. The ethanol results were also impacted by rising prices of certain inputs and higher than anticipated maintenance and repair costs. Third quarter 2010 income from the group’s investment in Lansing Trade Group was down slightly from the prior year. Total third quarter revenues for the Grain & Ethanol Group were $498 million; including $219 million of grain and ethanol sales made in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In the third quarter of 2009, the group’s total revenues were $451 million and included $176 million of the previously mentioned sales. The Grain & Ethanol Group’s operating income through the first nine months was a record $42.8 million in 2010 and $23.5 million in 2009. This considerable year-to-date income differential was due to increased performance in all businesses – grain, ethanol, and Lansing Trade Group. Although space income in the grain business was down significantly during the third quarter, space income through September is up from the prior year. Total revenues through September 2010 and 2009 were $1.5 billion and $1.4 billion, respectively.

The Plant Nutrient Group earned an operating income of $1.5 million during the third quarter of 2010 on revenues of $129 million. In the same three month period of 2009, the group had an operating loss of $2.8 million on revenues of $70 million. Volume was up 60 percent due to re-stocking of the nutrient pipeline spurred by rising grain prices, an early harvest, and favorable application weather throughout the Midwest. Margins were also improved year over year, during the third quarter, due to price escalation. The group’s first nine months’ operating income this year was $21.2 million on $461 million of revenues. Last year, its operating income through the first nine months was $9.6 million on revenues of $380 million. This year to year improvement was due primarily to a significant increase in volume as spring and fall application rates of potassium and phosphate returned to more normal levels and to the re-stocking which occurred in the third quarter.

The Rail Group had an operating income of $0.1 million in the third quarter of 2010 on revenues of $22 million. The group lost $1.1 million and had revenues of $21 million during the same three month period a year ago. Gross profit from the leasing business was down for the quarter due primarily to lower utilization rates and the corresponding storage expense from idle assets. The average utilization rate for the quarter was 72.9 percent in comparison to 74.4 percent for the same period last year. Increased leasing activity late in the quarter caused the utilization as of September 30 to increase to 75.6 percent. The group has approximately 22,600 cars and locomotives, which is down from the prior year total of 24,000 units due to the selective scrapping of over 1,500 railcars this year. All other operations showed nice improvement this quarter. The short-line railroad in which the group invested last quarter showed solid performance. The group’s first nine months operating income this year was $1.2 million on $73 million of revenues. In 2009, operating income through September was $0.4 million and revenues were $72 million.

The Turf & Specialty Group reported an operating loss of $0.3 million in the third quarter for both this year and the prior year. A $1.3 million non-recurring gain was recognized in the prior year. Third quarter revenues for the group were $23 million, which is up $2 million from the prior year. Both turf products tonnage and gross profit per ton increased during the third quarter, in comparison to the prior year. Through the first nine months of 2010, the group’s operating income was $4.9 million on $106 million of revenues. Last year, its operating income was a record $5.8 million for the same period on similar revenues.

The Retail Group had an operating loss of $1.7 million in the third quarter of 2010 on revenues of $34 million. In the comparable period last year, the group’s operating loss was $2.3 million and total revenues were $37 million. Through nine months, the group recorded a loss of $2.4 million and total revenues of $108 million. Last year through September the group lost $2.1 million on total revenues of $120 million.

“We had mixed results this quarter,” said Chairman and Chief Executive Officer Mike Anderson. “We were pleased with the performance of the Plant Nutrient Group, which typically has little to no income during the third quarter. The increase in railcar lease renewals at the end of the quarter and the resulting increase in the utilization rate were encouraging to see. Conversely, our Grain & Ethanol Group’s results for the quarter were lower due primarily to the decreased performance of our ethanol business. Our grain business was impacted by a decline in wheat basis, which we expect to be regained through the balance of the wheat crop year. As it relates to our results through September, the Grain & Ethanol Group had record results of $42.8 million, and our Plant Nutrient Group is having their second best year, surpassed only by the unprecedented earnings seen in 2008.,” added Mr. Anderson.

The company will host a webcast on Thursday, November 4, 2010 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Nine Months ended
	September 30		September 30
(in thousands, except for per share amounts)	2010	2009	2010	2009

Sales and merchandising revenues	$706,825	$601,000	$2,239,822	$2,109,346
Cost of sales and merchandising revenues	653,716	549,990	2,040,609	1,923,628

Gross profit	53,109	51,010	199,213	185,718

Operating, administrative and general expenses	50,143	51,303	146,653	144,556
Interest expense	4,625	5,123	13,923	15,974
Other income (loss):
Equity in earnings (loss) of affiliates	(1,096)	5,275	15,476	2,385
Other income, net	3,561	2,443	9,096	6,406

Income before income taxes	806	2,302	63,209	33,979
Income taxes	438	685	24,406	12,803

Net income	368	1,617	38,803	21,176
Net (income) loss attributable to the noncontrolling interest	1,026	(367)	25	944

Net income attributable to The Andersons, Inc.	$1,394	$1,250	$38,828	$22,120

Per common share:
Basic earnings	$0.08	$0.07	$2.11	$1.21

Diluted earnings	$0.08	$0.07	$2.09	$1.20

Dividends paid	$0.0900	$0.0875	$0.2675	$0.2600

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31	September 30
(in thousands)	2010	2009	2009

Assets
Current assets:
Cash and cash equivalents	$25,732	$145,929	$180,578
Restricted cash	2,915	3,123	3,612
Accounts receivable, net	143,591	137,195	101,279
Margin deposits, net	58,612	27,012	18,948
Inventories	432,448	407,845	190,818
Commodity derivative assets — current	118,488	24,255	26,608
Other current assets	48,653	41,464	51,412

Total current assets	830,439	786,823	573,255

Investments and other assets	205,363	182,989	169,710
Commodity derivative assets	9,851	3,137	2,065
Railcar assets leased to others (net)	169,694	179,154	181,830
Property, plant and equipment (net)	147,184	132,288	133,350
	$1,362,531	$1,284,391	$1,060,210

Liabilities and shareholders’ equity
Current liabilities:
Short-term line of credit	$101,400	$—	$—
Commodity derivative liabilities — current	47,968	24,871	59,033
Other current liabilities	407,917	454,250	214,950

Total current liabilities	557,285	479,121	273,983

Deferred items and other long-term liabilities	97,107	90,138	89,263
Commodity derivative liabilities	1,936	830	2,360
Long-term debt	264,349	308,026	307,427
Shareholders’ equity	441,854	406,276	387,177
	$1,362,531	$1,284,391	$1,060,210

Segment Data
	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended September 30, 2010
Revenues from external customers	$498,245	$22,314	$129,109	$23,156	$34,001	$-	$706,825
Gross Profit	21,372	2,577	14,226	5,217	9,717	—	53,109
Equity in earnings (loss) of affiliates	(1,097)	—	1	—	—	—	(1,096)
Other income (loss), net	709	1,782	233	244	128	465	3,561
Income before income taxes	1,430	85	1,462	(291)	(1,651)	(229)	806
Income attributable to the noncontrolling interest	1,026	—	—	—	—	—	1,026
Operating income (loss) (a)	2,456	85	1,462	(291)	(1,651)	(229)	1,832
Quarter ended September 30, 2009
Revenues from external customers	$450,762	$21,156	$70,446	$21,451	$37,185	$—	$601,000
Gross Profit	24,488	3,166	8,206	4,468	10,682	—	51,010
Equity in earnings (loss) of affiliates	5,271	—	1	—	—	3	5,275
Other income (loss), net	751	66	337	287	111	891	2,443
Income before income taxes	9,245	(1,064)	(2,769)	(314)	(2,285)	(511)	2,302
Income attributable to the noncontrolling interest	(367)	—	—	—	—	—	(367)
Operating income (loss) (a)	8,878	(1,064)	(2,769)	(314)	(2,285)	(511)	1,935
Nine months ended September 30, 2010
Revenues from external customers	$1,492,814	$72,639	$460,671	$105,971	$107,727	$-	$2,239,822
Gross Profit	77,378	10,930	57,785	21,689	31,431	—	199,213
Equity in earnings (loss) of affiliates	15,471	—	5	—	—	—	15,476
Other income (loss), net	2,006	4,090	866	1,038	404	692	9,096
Income before income taxes	42,769	1,225	21,198	4,859	(2,400)	(4,442)	63,209
Income attributable to the noncontrolling interest	25	—	—	—	—	—	25
Operating income (loss) (a)	42,794	1,225	21,198	4,859	(2,400)	(4,442)	63,234
Nine months ended September 30, 2009
Revenues from external customers	$1,431,684	$71,688	$379,846	$105,906	$120,222	$—	$2,109,346
Gross Profit	71,112	13,712	44,834	20,501	35,559	—	185,718
Equity in earnings (loss) of affiliates	2,376	—	6	—	—	3	2,385
Other income (loss), net	1,900	253	1,595	828	358	1,472	6,406
Income before income taxes	22,600	437	9,623	5,825	(2,122)	(2,384)	33,979
Income attributable to the noncontrolling interest	944	—	—	—	—	—	944
Operating income (loss) (a)	23,544	437	9,623	5,825	(2,122)	(2,384)	34,923
(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.